RIYADH PROPERTY
OPTION EXERCISE AGREEMENT

This Option Exercise Agreement (the "Agreement") is entered into this 20th day of April, 2007 among OROVI GHANA LIMITED, a company incorporated under the laws of Ghana (the "Optionor"), PINNACLE RESOURCES, INC., a corporation incorporated under the laws of Colorado ("Pinnacle"), GOLDEN STAR RESOURCES LTD., a corporation amalgamated under the federal laws of Canada ("Golden Star") and Golden Star (Bogoso/Prestea) Limited (previously call Bogoso Gold Limited), a limited liability company, incorporated under the laws of Ghana (the "Optionee").

1. WHEREAS the Optionor, Orovi Corporation, Golden Star and the Optionee entered into an option agreement (the "Option Agreement") dated as of November 15, 1999 as amend by letter agreements on November 8, 2000, August 1, 2002, June 11, 2003 and June 11, 2004
pursuant to which the Optionee was granted an option to acquire a 100% interest in that certain gold prospecting license granted to Riyadh Mining Company Limited ("Riyadh") commonly referred to as the "Riyadh Property");

2. AND WHEREAS Pursuant to a Deed of Transfer dated 9th December 2003, Pinnacle acquired from Orovi Corporation 460 shares which Orovi Corporation represented as being all issued and outstanding securities of the Optionor (the "Majority Interest") and was substituted for Orovi Corporation in the Option Agreement pursuant to the letter agreement dated June 11, 2003;

3. AND WHEREAS it has now been legally established that as of the date Pinnacle acquired the Majority Interest, 14 out of the 460 issued and outstanding shares of the Optionor (the "Minority Interest") were owned by Bugudon Mining Company Limited ("Bugudon") and the said Minority Interest was subsequently acquire by the Optionee for a total consideration of US$125,000 pursuant to a Court settlement dated 22/08/2006 in respect of the Accra High Court Suit No. A (IV) 1/2006 instituted by Bugudon against the Optionee (the "Bugudon Litigation").

4. AND WHEREAS pursuant to an agreement (the "Loan Agreement") dated 12th July 2005 made among Pinnacle, the Optionor, Golden Star and the Optionee the parties acknowledged agreed and confirmed that the Purchase Price (as that term is defined in the Option Agreement) shall be US$470,00 notwithstanding any provisions of the Option Agreement to the contrary and that US$270,000 of the Purchase Price had been advanced to Pinnacle and the Optionor prior to the date of the Loan Agreement and further that there will be no further increases to the Purchase Price pursuant to Section 2.1 of the Option Agreement.

5. AND WHEREAS pursuant to the Loan Agreement, Golden Star advanced an amount of US$145,690 (the "Principal Amount") to Pinnacle on the specific condition that the said Principal Amount shall be due and payable without further demand on June 30, 2006 (the "Maturity Date") failing which Golden Star and the Optionee shall be entitled at any time upon written notice to Pinnacle and the Optionor, to convert any Principal Amount outstanding into the Purchase Price such that the amount of the Purchase Price to be paid under the Option Agreement in connection with the exercise of the Option shall be reduced by the amount of the Principal Amount so converted.

6. AND WHEREAS Pinnacle represented to Golden Star and the Optionor as of the date of the Loan Agreement that it had entered into a valid and subsisting agreement (the "Memorandum of Agreement" dated 3rd November 2003 with Riyadh pursuant to which Riyadh had agreed to assign and transfer it 7.5% Net Smelter Royalty ("NSR") interest in the Riyadh Property which interest would include entitlement to 10% of the Purchase Price payable under the Option Agreement.

7. AND WHEREAS Riyadh subsequently challenged the legal validity of the Memorandum of Agreement by instituting a Civil Suit No. BDC/11/05 in the High Court, Acera (the "Riyadh Litigation") and the said High Court by a judgment dated 13th February, 2007 ordered that the Memorandum of Agreement be set aside as rescinded by Riyadh and thereby restoring the 7.5% NSR interest held by Riyadh in the Riyadh Property. The High Court also ordered Pinnacle to pay to Riyadh the total sum of US$22,145 made up of (a) US$20,000 being 10% of the US$200,000 Pinnacle had received as part of the Purchase Price and
(b) $20,000,000 (i.e. US$2,145 at the prevailing bank rate) as costs of the litigation. Golden Star has upon mutual agreement with Pinnacle paid to Riyadh the said sum of $US22,145 which amount shall be set off against the Purchase Price payable under the Option Agreement.

8. AND WHEREAS at the request of Pinnacle, Golden Star expended an amount of US$15,000 to defend the Riyadh Litigation on behalf of Pinnacle upon the mutual agreement that the said sum of US$15,000 shall also be set off against the Purchase Price due and payable under the Option Agreement.

9. AND WHEREAS Pinnacle defaulted in the payment of the Principal Amount on the Maturity Date and Golden Star and Pinnacle have mutually agreed to convert into the Purchase Price the aggregate sum of US$190335 representing the unpaid Principal Amount of US$145,690, the sum of US$1500 BEING LEGAL EXPENSES INCURRED BY Golden Star on behalf of Pinnacle in the defense of the Riyadh Litigation ("Riydah Litigation Expenses") and the sum of US$22,145 being legal costs awarded against Pinnacle in respect of the Riyadh Litigation ("Riyadh Legal Costs") which has been settled by Golden Star on behalf of Pinnacle and leaving an outstanding amount of US$17,165.00 payable by Golden Star and the Optionee to Pinnacle and the Optionee.

10. AND WHEREAS the Optionee now wishes to exercise the Option on te terms an conditions agreed with the Optionor and as set out herein.

11. AND WHEREAS capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Option Agreement, ad the Loan Agreement.

  NOW THEREFORE IN CONSIDERTION of th premises and the mutual covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficient of which are hereby irrevocably acknowledged), the parties agree as follows:

1.   Purchase

Pursuant to the Loan Agreement, Pinnacle and the Optionor hereby acknowledge, confirm to and agree with, Golden Star and the Optionee that the sum of US$190,335 representing the Principal Amount under the Loan Agreement, the Riyadh Litigation Expenses, Riyadh Leal Costs and the cost of renewing the Riyadh Prospecting License shall be converted into the Purchase Price effective at the Closing Date. Accordingly, notwithstanding, any provision of the Option Agreement, including, without limitation, section 2.9 and 2.11 thereof, the Optionee would be deemed to have automatically exercised the Option and become the fully vested owner of a 100% undivided interest in the Property, without the need to take any further action, immediately upon the payment by the Optionee to the Optionor of the sum of US$17,165.00 at closing, such payment to be made on or before April 20th, 2007 (the "Closing Date").

2.   Representation and Warranties of the Optionor and Pinnacle

The optionor and Pinnacle do hereby jointly and severally represent and warrant to the Optionee and Golden Star as follows and the Optionor and Pinnacle acknowledge and confirm that the Optionee and Golden tar are relying upon such representation and warranties in connection with the transactions contemplated herein and that the representations and warranties shall be true and correct on the Closing Date as if made on and as of such date;

a) the Optionor is the beneficial and registered owner of a 100% interest in the License;

b) the License is in good standing, and free and clear of all liens, charges, encumbrances and the rights, claims and interests of any third party, and has been duly registered and recorded and is valid and in full force and effect in accordance with the Mining Law;

c) no illegal or undue payments or influence were made or used in obtaining the License and its renewal;

d) the Optionor has the full and undisputed right to deal with the License and any successor Mineral Right;

e) there are no actions, suits or legal, administrative or other proceedings or investigations pending or to the best knowledge of the Optionor and Pinnacle, threatened before any court, agency, or other tribunal to which the Optionor or Pinnacle is a party or in respect of the Property or the License or against any of the property, assets or business of the Optionor and/or Pinnacle which might materially and adversely affect the License, the Property or the business prospects or financial condition of the Optionor or Pinnacle and the Optionor does not know of any facts which might result in any such action, suit proceeding or investigation;

f) each of the Optionor and Pinnacle is a corporation duly incorporate and in good standing under laws of its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdiction were it is necessary in order to carry out the purposes of this Agreement;

g) each of the Optionor and Pinnacle has the capacity to enter into and perform this Agreement and the transactions contemplated hereby and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly and validly taken; and

h) this Agreement has been duly executed and delivered by the Optionor and Pinnacle and is valid and binding upon it in accordance with its terms.

3.  Representations and Warranties of the Optionee and Golden Star

The Optionee and Golden Star do hereby jointly severally represent and warrant to the Optionor an Pinnacle as follows and the Optionee and Golden Star acknowledge and confirm that the Optionor and Pinnacle are relying upon such representations and warranties in connection with the transactions contemplated herein and that the representations and warranties shall be true and correct on the Closing Date as if made on and as of such date:

a) each of the Optionee and Golden Star is a corporation duly incorporated or amalgamated and in good standing under the laws of its jurisdiction of incorporation or continuance and is qualified to do business and is in good standing in those jurisdictions where it is necessary in order to carry out the purposes of this Agreement.

b) each of the Optionee and Golden Star has the capacity to enter into and perform this Agreement and the transactions contemplated hereby and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly and validly taken; and

(a)	C)  this Agreement has been duly executed and delivered by
each of the Optionee and Golden Star and is valid and binding upon in accordance with its terms.

4.  Survival of Representations and Warranties

No investigations made by or on behalf of either party hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by either party. No waiver by either party of any condition, in whole or in part, shall operate as a waiver of any other condition. The representations and warranties contained in Sections 2 and 3 of this Agreement respectively shall survive the making of this Agreement and the Closing for a period of one year provided however that if a claim for breach of any such representation or warranty is brought prior to the expiration of such one year period such representation or warranty shall, for purposes of the claim, survive the one year period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

5.  Conditions for Closing

The obligations of the Optionee hereunder shall be conditional upon the Optionee receiving the following on the Closing Date:

a) the representations and warranties of the Optionor and Pinnacle contained in this Agreement shall be true and correct in all material respects as of the Closing Date and with the same force and effect as if made on the Closing Date; and

b) evidence satisfactory to the Optionee and Gold Star that Orovi Ghana and Pinnacle have obtained all necessary corporate approvals for entering into this agreement, execution and delivery of a Deed of Assignment in respect of the Riyadh Property in favor of the Optionee and Golden Star together with a duly signed letter addressed to the Minerals Commission applying for the approval of the Minister of Lands, Forestry and Mines for the assignment of the Riyadh Property to the Optionee and Golden Star.

If any of the above closing conditions have not been satisfied on or before the Closing Date Golden Star and/or the Optionee may, in their sole discretion, (i) waive any of the above closing conditions, (ii) make any of the above closing conditions post-closing matters to be satisfied by the Optionee or Orovi Ghana as soon as possible following the Closing Date and in any event, within 30 business days of the Closing Date.

6.  Closing

The closing of the exercise of the Option shall take place on the Closing Date at the principal executive offices of Golden Star in 1001
W. Toller Drive Suite 300 Littleton, Colorado (or at such other place as may be agreed to in writing by the parties).

7.  Indemnity by the Optionor and Pinnacle

The Optionor and Pinnacle hereby agree to jointly and severally indemnify and save harmless the Optionee and Golden Star from all claims, debts, damages, causes of action, suits and loss actually incurred by the Optionee and/or Golden Star as a result of any breach by the Optionor and/or Pinnacle or inaccuracy of any representation or warranty contained in this Agreement.

8.  Indemnity by Optionee and Golden Star

The Optionee and Golden Star hereby agree to jointly and severally indemnify and save harmless the Optionor and Pinnacle from all claims, debts, damages, causes of action, suits and losses actually incurred by the Optionor and/or Pinnacle a a result of any breach by the Optionee and/or Golden Star or inaccuracy of any representation or warranty contained in this Agreement.

9.  Arbitration

Any dispute arising out of or in connection with Agreement, including any question regarding its existence, validity or termination, shall be exclusively resolved by arbitration in accordance with the Arbitration Act of Ghana 1961 (Act 38) or any statutory modifications or replacement thereof.

10.  Governing Law

This Agreement and the rights an obligations and relations of the parties hereto shall be governed by, and construed in accordance with, the laws of Ghana.

11.  Counterparts.

This Agreement may be executed in any number of counterparts.

12.  Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.  Further Documents

Each party upon the request of the others, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonable necessary or desirable to effect compete consummation of te transactions contemplated by this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

OROVI GHANA LIMITED

By:  /s/RA. Hildebrand
       --------------------------
Name: R.A. Hildebrand
Title:  Director

PINNACLE RESOURCES, INC.

By:  /s/R.A. Hildebrand
       --------------------------
Name: R.A. Hildebrand
Title: Director

GOLDEN STAR RESOURCES LTD.

By: /s/Bruce Higson-Smith
      --------------------------
Name: Bruce Higson-Smith
Title:  Vice President Corporate Development



GOLDEN STAR (BOGOSO/PRESTEA) LIMITED

By:  /s/Amadeus Yusef Disu
      ---------------------------
Name: Amadeus Yusef Disu
Title:  Director